QKL Stores Appoints Three New Independent Members
To Its Board of Directors

Daqing, China, September 21, 2009 – QKL Stores Inc. (the “Company”) (OTCBB: QKLS), a leading regional supermarket chain in Northeast China, announced that it has appointed three new, independent members to its board of directors.  These members will serve on the newly established Audit, Compensation as well as Nominating and Corporate Governance Committees.  Mr. Gary Crook will serve as the Chairman of the Audit Committee, Mr. Zhiguo Jin will serve as the Chairman of the Nominating and Corporate Governance Committee, and Mr. Chaoying Li will serve as the Chairman of the Compensation Committee.

Mr. Zhiguo Jin is the Chairman of Tsingtao Beer Group, Ltd., a position he has served since June 2008. He joined Tsingtao Beer in 1975. He became the vice-chairman and president of Tsingtao Beer in July 2001.  Mr. Jin was profiled as one of the top ten prominent figures in business by CCTV in 2007. One of China’s most well-known businessmen, Mr. Jin has spent his entire career with Tsingtao Beer Group, Ltd.  He received his PhD in Natural Science from Tsingtao University and an EMBA from the Central Europe Management Institute.

Mr. Gary Crook has been a financial consultant since 2005.  He is currently engaged as director of finance for a subsidiary of a large technology company to help to co-ordinate its consolidation into the parent company.  Previous engagements included various financial projects for private companies as well as roles as acting CFO at a publicly traded alternative energy company and a privately held professional sports and broadcasting firm. Prior to these roles, he was Senior Vice President of Operations with The INTEQ Group, Inc. from 2000 to 2005 and Senior Vice President and Chief Financial Officer of SOS Staffing Services, Inc. from 1995 to 2000.  Mr. Crook served as Vice President and Controller at Food 4 Less Supermarkets in La Habra, California, was the VP and Controller of Alpha Beta Company from 1986 to 1991, and served in various positions in American Stores Company in Salt Lake City in Utah from 1979 to 1986.  He also served as an independent director and chairman of the audit committee at Q Comm International, Inc., a technology company traded on the American Stock Exchange, from 2004 until the company was sold in 2007.  Mr. Crook has a Bachelor’s degree in Business Economics and MBA from the University of Utah.

Mr. Chaoying Li is a founding partner of the Han Kun Law Offices, where he has worked since January 2005.  Mr. Li specializes in foreign direct investment, mergers and acquisitions, public and private financings (equity and debt), incorporation and corporate restructuring, as well as intellectual property protection.  From August 2001 to December 2004, he was a partner at T&C Law Offices in Beijing. Prior to that, he was a founder and general counsel of Bookoo, Inc., a pioneer in the e-book marketplace and one of the first Internet companies in Greater China to emphasize the management of intellectual property rights. Before founding Bookoo, Mr. Li spent over four years working for Cha & Cha, an international law firm.  Mr. Li received a Bachelor of Science in Mathematics in 1995, a Bachelor of Laws in 1996 and a Master of Laws from Peking University. In 2003, he also obtained a Master of Laws from University of Ottowa.   Mr. Li has written numerous academic and professional articles that have been widely published internationally and in Mainland China, Taiwan and Hong Kong.

Mr. Zhuangyi Wang, Chairman and CEO of QKL Stores Inc. said, “We are very excited to welcome Messrs. Jin, Crook and Li to our Board of Directors.  These individuals collectively provide QKL Stores with a greater level of financial, consumer and corporate governance experience which can prepare us well for our next phase of growth.  Their business knowledge, expertise and skill can greatly benefit QKL Stores and ensure that we can continue to create value for shareholders.  We believe these individuals will be valuable additions to our Board and we look forward to their contributions as we continue to execute on our strategic objectives and pursue opportunities for QKL Stores.”

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores Inc. is a leading regional supermarket chain company operating in Northeast China. The Company sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarket stores, and department stores; the company also has its own distribution centers that service its supermarkets.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

Company Contact:
QKL Stores Inc.
Diana Zhang & Crystal Chen
Tel: +86-459-460-7626
Web site: www.qklstoresinc.com

Investor Relations:
ICR, Inc.
Wei Jung Yang
Tel: +86-10-6599-7968

Bill Zima
Tel: 1-203-682-8200